EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-53291, No. 333-129929, No. 333-139019, No. 333-139020, No. 333-149046, No. 333-156364, No. 333-163705, No. 333-163707, No. 333-172775, No. 333-177770, No. 333-177771, No. 333-183240, No. 333-184756, No. 333-192161, No. 333-199917, No. 333-209383, No. 333-209384 and No. 333-212672) and Form S-3 (No. 333-198180) of Mercury Systems, Inc. of our report dated March 22, 2016 relating to the consolidated financial statements of Microsemi LLC – RF Integrated Solutions and its subsidiaries, which appears in this Annual Report on Form 10-K of Mercury Systems, Inc.

/s/ PricewaterhouseCoopers LLP
Irvine, CA
August 16, 2016